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PRESS RELEASE
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               WORONOCO BANCORP, INC. ANNOUNCES PLANS TO PURCHASE
                    THE COLTON AGENCY, INC. IN WESTFIELD, MA
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WESTFIELD,  MASS--  JUNE 24,  2004--  Woronoco  Bancorp,  Inc.  (the  "Company")
(AMEX:WRO), the holding company for Woronoco Savings Bank (the "Bank"), announced today that the Bank has signed a definitive agreement to acquire The Colton Agency, Inc., a full-service insurance agency located at 136 Elm Street, Westfield, Massachusetts. The Bank plans to merge the agency with its current insurance subsidiary Keyes, Mattson & Agan Insurance Agency, Inc. Both agencies will retain their individual names and operate as a member of the Woronoco Financial Group. By agreement of the parties, the terms of the deal were not announced.

The acquisition furthers Woronoco's strategy of providing a wide range of financial products and services to customers by offering banking, investment and insurance solutions. "Insurance is an essential piece of our business," said Cornelius D. Mahoney, Chairman, President and CEO. "We've worked hard over the last two years to define our market niche as a provider of not only banking products, but also insurance and investment services. The Colton Agency helps us to build the critical mass needed to make the Woronoco Financial Group a leader in the local insurance market," he said. The combined agencies' product offerings include a full line of property and casualty insurance products as well as various life insurance, group life, health and accident insurance products for individuals and commercial clients.

The Company expects the acquisition to be accretive to earnings. The combined agencies will service more than 11,000 polices and 7,300 clients with annual premiums of approximately $13.3 million. Personal insurance lines will comprise approximately 60% of the business, with commercial and other insurance products making up the remaining 40%. The Bank plans to retain the Colton Agency staff, bringing the agencies' total number of employees to 23.

"We knew we needed to grow as an agency to continue meeting the needs of our clients," said Colton Agency owner David C. Colton, Jr. "Partnering with local entities such as Woronoco Savings Bank and Keyes, Mattson & Agan Insurance Agency affords many opportunities for us and will only enhance our ability to provide quality service and competitive pricing to our clients." Mr. Colton will stay on as a

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consultant with the new agency to facilitate the merging of the two agencies, as well as to maintain client relationships following the merger.

"We are happy to welcome The Colton Agency, its staff and clients to our organization," said Paul C. Lesukoski, President of Keyes, Mattson & Agan. "We're looking forward to strengthening our presence as a formidable competitor in this area," said Lesukoski. Following the merger, Keyes, Mattson & Agan's Westfield office and its staff will re-locate into the Colton office.

The Bank plans to open an insurance location this fall inside the new Woronoco Financial Center, a combination full service branch office and insurance agency, located in a newly constructed office building in Longmeadow, MA.

The acquisition is subject to regulatory approval. The Bank intends to close the acquisition in the fourth quarter of 2004.

Woronoco Bancorp, Inc. is a publicly owned savings and loan holding company and the parent corporation of Woronoco Savings Bank, a Massachusetts stock savings bank headquartered at 31 Court Street, Westfield, MA 01085. Woronoco Savings Bank provides a wide variety of financial products and services through its nine branch offices located in Hampden and Hampshire Counties in Western Massachusetts. Through its partnership with Infinex Financial Group, the Bank offers access to a full range of investment products, including stocks, bonds, mutual funds and annuities. Through its insurance subsidiary Keyes, Mattson & Agan Insurance Agency, Inc., the Bank also offers a full line of property and casualty insurance products and various life insurance and group life, group health and accident insurance products for individuals and commercial clients. For more information regarding the Bank's products and services, and for Woronoco Bancorp, Inc. investor-relations information, please visit our web site at www.woronoco.com.

Statements contained in this news release, which are not historical facts, are forward-looking statements that are defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulations, the Company does not undertake - and specifically disclaims any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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CONTACT:

        Woronoco Bancorp, Inc.
        Dena M. Hall, 413-568-9141